Exhibit 99.1

FOR IMMEDIATE RELEASE

September 30, 2020	NYSE American: REI

RING ENERGY, INC., APPOINTS MR. PAUL D. McKINNEY

CHIEF EXECUTIVE OFFICER / CHAIRMAN OF THE BOARD

An Industry Veteran with Proven Track Record of Building Oil and Gas Organizations
by Developing and Implementing Successful Growth Strategies

Midland, TX. September 30, 2020 – The Board of Directors of Ring Energy, Inc. (NYSEAM: REI) (“Ring”) (“Company”) announced today it has appointed Mr. Paul D. McKinney as Chief Executive Officer (“CEO”) and Chairman of the Board of Directors.

Mr. McKinney, an industry veteran, began his career in 1983 with Anadarko Petroleum Corporation (“Anadarko”). Over a 23 year period with Anadarko, Mr. McKinney held various positions including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation. He also spent 6 years with Apache Corporation (“Apache”), serving as Manager, Corporate Reservoir Engineering and Region Vice President, Gulf Coast Onshore, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache. Mr. McKinney’s most recent role was President, CEO and Director of SandRidge Energy. He accepted the post in January 2019 and continued there 11 months before resigning in December 2019.

Mr. Tim Rochford, Co-Founder and Chairman of the Board of Directors (“Board”) of Ring Energy, Inc., commented, “The Board of Directors takes very seriously its commitment to explore and examine all business opportunities, proposals, ideas, etc., that have the potential of increasing shareholder value. While we are very proud of the operating results the Company has consistently produced, from an “investment” perspective, we are very discouraged in the current price of our stock and apparent lack of understanding and appreciation for the value this Company represents. Late last year I had the opportunity to meet and visit with Paul McKinney. I had known of Paul by reputation only, but it did not take long to understand why he is so highly regarded. We discussed a number of possible strategies that involved both operations and market awareness. His vision for the Company was inspiring and his ideas to attain the desired results revitalizing. His enthusiasm was contagious, and his knowledge of the Company and its assets assured me of his commitment to succeed. Further conversations with Paul only strengthened my resolve that today’s investment marketplace demands more of young companies, especially now in the energy sector. Paul met with the Board at my request. He presented his current assessment of the Company, together with his strategies to deal with both operative and investment issues. The Board concurred with my evaluation that a change in our current approach was necessary and that Paul McKinney had the background, expertise and enthusiasm to effect that change. As a co-founder of Ring Energy, Inc., I recognize the importance of providing Paul with the flexibility and support required to achieve our shared goals of continued growth, reduction of debt, and ultimately, increased shareholder value. To that end, I have decided to remove myself as Chairman of the Board, but will remain in an ongoing advisory capacity, working directly with Paul, providing him with the assistance and advice he requires. I want to thank and congratulate Mr. Kelly Hoffman, with whose assistance, along with our management team, has not only established Ring as one of the premiere low-cost “conventional” operators in the Permian Basin, but laid the ground work for years of exceptional development and growth. Paul’s image of what our Company could and should become mirrors both Kelly’s and mine. As large shareholders ourselves, we look at Paul’s appointment as a positive evolutionary step in bringing about the value and respect our Company merits and deserves.”

Mr. Paul D. McKinney, incoming CEO and Chairman of the Board of Ring Energy, Inc., remarked, “I want to thank Mr. Tim Rochford and the rest of the Board members of Ring Energy for their vote of confidence in allowing me this opportunity to head a team of professionals that have demonstrated their abilities to create, grow and position a young company, such as Ring, to be a dynamic force in the years to come. I have followed Tim Rochford’s success for many years and share his vision for Ring. The Northwest Shelf and Central Basin Plateau are proven assets that offer years of exceptional growth. Ring is a unique opportunity that has an exciting future and I am proud to be part of it.”

The Company has scheduled a conference call on Thursday, October 1, at 11 a.m. ET to introduce Mr. Paul D. McKinney as its new Chief Executive Officer / Chairman of the Board.

To listen, dial 877-709-8150 at least five minutes before the call is to begin. Please reference the Ring Energy conference call. International callers may also listen by dialing 201-689-8354. A telephone replay will also be available for one week beginning two hours after the completion of the live call, and can be accessed by dialing 877-660-6853, or 201-612-7415 for international callers, and entering the conference ID 13710869 when prompted. The call will also be available via live and a 3 month archived webcast at

http://public.viavid.com/index.php?id=141634.

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2019, its Form 10Q for the quarter ended June 30, 2020 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447